EXHIBIT 10.2

August 24, 2018

Russell S. Hagen
220 Occidental Ave. S.
Seattle, Washington 98104

Dear Russell:

As you know, the Weyerhaeuser Company (“Weyerhaeuser”) Board of Directors has approved changes to the senior leadership of Weyerhaeuser in connection with the impending retirement of Doyle Simons from the offices of President and Chief Executive Officer. Because you are, and will continue to be, a critical resource to Weyerhaeuser during and after the leadership transition, we are pleased to offer you this retention agreement (this “Agreement”).

1.    Retention Payment. Subject to all of the terms and conditions of this Agreement, including without limitation satisfaction of the terms and conditions set forth in Section 2 below, Weyerhaeuser (or a subsidiary or affiliate thereof) will pay you a one-time cash Retention Payment in the amount of $1,000,000.00 in the form of a single lump sum (the “Retention Payment”) within 30 calendar days following March 1, 2020 (“Retention Payment Vesting Date”).

2.    Terms and Conditions. Subject to Section 3, to be eligible to receive the Retention Payment:

(a)    Support of Leadership Transition Process. You must assist, support and fully cooperate with Weyerhaeuser and the other members of the senior leadership team in all matters relating to the leadership transition. You must perform all tasks requested of you by your manager or such other officers as they may request to effect an orderly transition of leadership at Weyerhaeuser.

(b)    No Violation of Agreement. You must have complied with all of the provisions of this Agreement through the Retention Payment Vesting Date.

3.    Employment.

(a)    Employment at Will. Your employment with Weyerhaeuser will continue to be “at will.” This means that your employment may be terminated at any time by you or by Weyerhaeuser. This Agreement does not alter the “at will” basis of your employment and neither binds you to continued employment nor confers any rights to you with respect to continuation of your employment.

(b)    Effect of Termination of Employment before the Retention Payment Vesting Date.

(1)    Termination Due to Job Elimination; Other Termination. If your employment is involuntarily terminated before the Retention Payment Vesting Date due to (i) the elimination of your position with Weyerhaeuser or (ii) circumstances not otherwise contemplated or covered by subsections (3), (4) or (5) of this Section 3(b), the Retention Payment will be deemed earned as of such date of involuntary termination and will be paid to you in cash in a single lump sum within 30 days thereafter.

(2)     Voluntary Termination of Employment. If you voluntarily terminate your employment before the Retention Payment Vesting Date for any reason, including without limitation by reason of early retirement, you will not be eligible to receive the Retention Payment, or any portion thereof.

(3)    Termination for Cause. If Weyerhaeuser terminates your employment for Cause before the Retention Payment Vesting Date, you will not be eligible to receive the Retention Payment, or any portion thereof. In addition, if your employment is suspended pending an investigation of whether you will be terminated for Cause, payment of the Retention Payment may be suspended during such period of investigation, provided that payment shall not be made later than the deadline for short-term deferral under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”). If, at the conclusion of such investigation, your employment is terminated for Cause, you will not be eligible to receive the Retention Payment, or any portion thereof.
“Cause” means: (A) willful and continued failure to perform substantially your duties with Weyerhaeuser after Weyerhaeuser delivers to you written demand for substantial performance specifically identifying the manner in which you have not substantially performed your duties; (B) conviction of a felony; (C) willfully engaging in illegal conduct or gross misconduct; or (D) a material breach or violation of Weyerhaeuser policy.

(4)    Death or Disability. In the event of your death or Disability while actively employed with Weyerhaeuser and before the Retention Payment Vesting Date, the Retention Payment will be deemed earned as of the date of your death or Disability (as applicable) and will be paid to you or to your estate, as the case may be, in cash in a single lump sum within 30 days thereafter. “Disability” means a “disability” as defined in Treas. Reg. § 1.409A-3(i)(4) (or successor provisions).

(5)     Change in Control. If a Change in Control (defined below) occurs before the Retention Payment Vesting Date and while you are actively employed, the following provisions shall apply:
(i) If this Agreement is not assumed or replaced by the successor entity to Weyerhaeuser following a Change in Control, the Retention Payment will immediately vest in full as of the effective date of the Change in Control and shall be paid within 30 calendar days thereafter. The Retention Payment shall be accumulated with interest compounded annually from the date of the Change in Control until the payment is made at a rate of 120 percent of the Federal mid-term rate (as in effect under section 1274 of the Code for the month in which the Change in Control occurs).
(ii) If this Agreement is assumed or replaced by the successor entity to Weyerhaeuser following a Change in Control, and prior to the Vesting Date your employment is either (A) involuntarily terminated other than for Cause or (B) voluntarily terminated by you for Good

Reason, then in each case the Retention Payment will immediately vest in full as of the termination date and shall be paid within 30 calendar days thereafter. The Retention Payment shall be accumulated with interest compounded annually from the date of the termination until the payment is made at a rate of 120 percent of the Federal mid-term rate (as in effect under section 1274 of the Code for the month in which the Change in Control occurs).
For purposes of this Section 3(b)(5):
“Change in Control” shall have the meaning ascribed to such term in the Weyerhaeuser Company 2013 Long-Term Incentive Plan.

“Good Reason” means, without your express written consent, the occurrence of any one or more of the following events:
i. a material reduction in your authority, duties, or responsibilities existing immediately prior to the Change in Control;
ii. at any time following a Change in Control, the acquiring company requiring you to be based at a location that is at least 50 miles farther from your primary residence immediately prior to a Change in Control than is such residence from the Weyerhaeuser’s headquarters immediately prior to a Change in Control, except for required travel on the successor entity’s business to an extent substantially consistent with your business obligations existing immediately prior to the Change in Control;
iii. a material reduction by the acquiring company of your base salary as in effect immediately prior to the Change in Control;
iv. a material reduction in the benefits coverage in the aggregate provided to you immediately prior to the Change in Control; provided, however, that reductions in the level of benefits coverage will not be deemed to be “Good Reason” if your overall benefits coverage is substantially consistent with the average level of benefits coverage of other executives who have positions commensurate with your position at the acquiring company; or
v. a material reduction in your level of participation, including your target-level opportunities, in short- and/or long-term incentive compensation plans in which you participate as of the date of this Agreement (for this purpose a material reduction shall be deemed to have occurred if the aggregate “incentive opportunities” are reduced by 10% or more), or a material increase in the relative difficulty of the measures used to determine the payouts under such plans; provided, however, that reductions in the levels of participation or increase in relative difficulty of payout measures will not be deemed to be “Good Reason” if your reduced level of participation or difficulty of measures in each such program remains substantially consistent with the level of participation or difficulty of the measures of some or all other executives who have positions commensurate with your position at the acquiring company.
In no event will your resignation be for Good Reason unless: (A) an event set forth above has occurred and you provide the acquiring company with written notice thereof within 30 days after you have knowledge of the occurrence or existence of such event, which notice specifically identifies the event that you believe constitutes Good Reason; (B) the acquiring company fails to correct the event so identified in all material respects within 30 days after receipt of such notice; and (C) you resign within two years after the occurrence of such event.

4.    Taxes and Withholding. Weyerhaeuser, or a subsidiary or affiliate of Weyerhaeuser, may withhold from the Retention Payment such federal, state or local taxes, and any other statutory or company deduction, as may be required to be withheld pursuant to any applicable law or regulation.

5.    Compliance with Section 409A. This Section 5 will apply notwithstanding any other provision of this Agreement. This Agreement and payments hereunder are intended to be exempt from Section 409A. However, neither Weyerhaeuser nor any subsidiary or affiliate of Weyerhaeuser will have any obligation to indemnify or otherwise hold you harmless from any additional taxes or penalties under Section 409A. To the extent that rights or payments under this Agreement are determined to be subject to Section 409A, this Agreement will be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A. To the extent necessary to avoid any additional taxes or penalties under Section 409A, the timing of any payments to you under this Agreement shall be postponed for six months from the date of your termination of employment. Weyerhaeuser and you agree to make any amendments to this Agreement that may be required to comply with Section 409A. Furthermore, Weyerhaeuser may make necessary amendments to this Agreement without your consent for the limited purpose of avoiding, and solely to the extent necessary to avoid, imposition of additional taxes or penalties on you under Section 409A.

6.    Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington applicable to contracts made and to be performed within such state without regard to its conflict of law rules. Each party to this Agreement submits to the exclusive jurisdiction of any state or federal court sitting in King County, Washington or the Western District of Washington, respectively, in any action or dispute arising out of or relating to this Agreement and agrees that all claims in respect of such action or dispute shall be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this agreement in any other court and waives any defense or objection to the jurisdiction of any such court, including that of inconvenient forum.

7.    Other Provisions. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Satisfaction of the terms and conditions in Section 2 will be determined by Weyerhaeuser. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by you and by a duly authorized officer of Weyerhaeuser (or its subsidiary), or by the respective parties’ legal representatives and successors.

If the terms of this Agreement are agreeable to you, please sign in the space indicated below and return your signed original to me.

I want to thank you for your support and continued service to Weyerhaeuser.

Sincerely,

/s/ Denise M. Merle
Denise M. Merle
Senior Vice President, Chief Administration Officer

I, Russell S. Hagen, have read, understand and agree to the terms and conditions of this Agreement.

/s/ Russell S. Hagen
Date: August 24, 2018
Russell S. Hagen